ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS THIRD QUARTER 2023 RESULTS

- **Net cash provided by operating activities (GAAP) of $574 million and Adjusted Cash Receipts[1] (non-GAAP) of $637 million**
- **Announced transactions of up to $3.8 billion year-to-date, including $2.1 billion in upfront payments**
- **Raising 2023 guidance: Adjusted Cash Receipts[1] (non-GAAP) expected to be $2,950 to $3,000 million**

NEW YORK, NY, November 8, 2023 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the third quarter of 2023 and raised full-year 2023 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"We delivered another quarter of impressive financial performance, as well as substantial deal activity," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We were thrilled to acquire royalties on three innovative therapies, increasing our announced value of transactions to $3.8 billion this year. Notably, we acquired additional royalties on Evrysdi, a blockbuster rare genetic disease therapy, for up to $1.5 billion, and we also completed two synthetic royalty transactions for up to $650 million. This further underscores the enormous opportunity to fund innovation in life sciences and our unique capabilities to customize win-win solutions for our partners. Our deal pipeline is robust and 2023 is shaping up to be among our best years ever for capital deployment. As a result, we are on track to deliver our attractive long-term financial outlook for compounding growth and value creation."

Third quarter 2023 GAAP financial results demonstrate solid operating cash flow growth

- Net cash provided by operating activities grew 6% to $574 million; Net cash used in investing activities was $451 million; Net cash used in financing activities was $1.4 billion.
- Total income and other revenues was $536 million.

Third quarter 2023 non-GAAP financial results show continued business momentum

- Adjusted Cash Receipts[1] increased 7% to $637 million, driven largely by strong performances of the CF franchise and Trelegy, and the addition of Spinraza, partially offset by royalty expirations and Imbruvica headwinds.
- Adjusted Cash Receipts[1] grew 9% before a Biohaven-related payment received in the prior-year period.
- Adjusted EBITDA[2] grew 6% to $582 million; Adjusted Cash Flow[3] increased 8% to $474 million.

Announced transactions of $2.2 billion in past three months further expands portfolio

- Increased royalty interest on Roche's Evrysdi for spinal muscular atrophy in 5th largest royalty deal ever, bringing Royalty Pharma market share of transactions >$500 million to 84%.
- Acquired royalties on Ferring's Adstiladrin for bladder cancer and Ascendis' Skytrofa for growth hormone deficiency in two separate synthetic royalty transactions for a total value of $650 million.

Raising financial guidance range for 2023 (excludes contributions from new transactions)

- Royalty Pharma now anticipates 2023 Adjusted Cash Receipts[1] (non-GAAP) to be between $2,950 million and $3,000 million (previously $2,900 million to $2,975 million), excluding future transactions.
- Guidance represents underlying growth of 9%[4] to 11%[4] prior to non-recurring Biohaven-related payments.

Financial Summary	Three Months Ended September 30, (unaudited)		
($ and shares in millions)	2023	2022	Change
Net cash provided by operating activities (GAAP)	574	539	6%
Net cash used in investing activities (GAAP)	(451)	(1,425)	(68)%
Net cash used in financing activities (GAAP)	(1,359)	(230)	nm
Total income and other revenues (GAAP)	536	573	(6)%
Adjusted Cash Receipts[1] (non-GAAP)	637	597	7%
Adjusted EBITDA[2] (non-GAAP)	582	548	6%
Adjusted Cash Flow[3] (non-GAAP)	474	441	8%
Weighted average Class A ordinary shares outstanding - diluted	601	607	(1)%

1

ROYALTY PHARMA PRESS RELEASE

Third Quarter 2023 Financial Results

($ in millions)			Three Months Ended September 30, (unaudited) 2023	2022	Change
Net cash provided by operating activities (GAAP)			**574**	**539**	**6%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	238	208	14%
Tysabri	Biogen	Neurology	87	91	(5)%
Imbruvica	AbbVie, J&J	Cancer	62	74	(16)%
Trelegy	GSK	Respiratory	58	43	36%
Promacta	Novartis	Hematology	54	50	8%
Xtandi	Pfizer, Astellas	Cancer	47	46	3%
Tremfya	Johnson & Johnson	Immunology	27	21	27%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	17	15	18%
Evrysdi	Roche	Rare disease	16	10	64%
Prevymis	Merck & Co.	Infectious disease	15	11	39%
Spinraza	Biogen	Neurology	15	—	n/a
Trodelvy	Gilead	Cancer	11	6	70%
Farxiga/Onglyza	AstraZeneca	Diabetes	10	12	(9)%
Erleada	Johnson & Johnson	Cancer	9	6	60%
Orladeyo	BioCryst	Rare disease	8	6	24%
Nurtec ODT/Biohaven payment*	Pfizer	Neurology	6	20	(70)%
Emgality	Lilly	Neurology	5	5	5%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	5	(11)%
Other products[5]			46	75	(38)%
Total royalty receipts			**737**	**704**	**5%**
Distributions to legacy non-controlling interests - royalty receipts			(100)	(107)	(6)%
Adjusted Cash Receipts[1] (non-GAAP)			**637**	**597**	**7%**

Amounts shown in the table may not add due to rounding.

*In 2022, amount includes a $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts are related to royalty receipts from Nurtec ODT.

Net cash provided by operating activities (GAAP) was $574 million in the third quarter of 2023, an increase of 6%, compared to $539 million in the same period of 2022. The increase was largely attributable to the performances of the cystic fibrosis franchise and Trelegy, as well as the addition of the Spinraza royalty, and higher interest received. The increase was partially offset by declines in Imbruvica royalties as well as higher development-stage funding payments due to a $50 million clinical milestone payment made to Cytokinetics.

Total royalty receipts were $737 million in the third quarter of 2023, an increase of 5% compared to $704 million in the same period of 2022. The increase in total royalty receipts was driven by the same royalties as noted above under Net cash provided by operating activities.

Drivers of total royalty receipts in the third quarter of 2023 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). The section below excludes comments from marketers on the impact of foreign exchange rates, which was generally neutral across the portfolio. Refer to Table 6 for a description of approved indications.

2

3 Cystic fibrosis franchise* ($238 million, +14%) Driven by the strong uptake of Kaftrio outside the United States, including its uptake in younger age groups, and the continued U.S. performance of Trikafta, including its launch in children 2 to 5 years of age. Tysabri ($87 million, -5%) Decrease was largely driven by pricing pressure and competition. Imbruvica ($62 million, -16%) Performance was impacted by competitive pressures. Trelegy ($58 million, +36%) Benefited from increased patient demand globally and growth of the single inhaler triple therapy market. Promacta ($54 million, +8%) Driven by increased use in chronic immune thrombocytopenia purpura and as a first- and/or second-line treatment for severe aplastic anemia. Xtandi ($47 million, +3%) Driven by established markets, partially offset by U.S. underperformance. Tremfya ($27 million, +27%) Driven by market growth and U.S. market share gains, partially offset by unfavorable patient mix. Cabometyx / Cometriq ($17 million, +18%) Increase primarily due to uptake in combination with Opdivo as a first- line treatment for patients with advanced renal cell carcinoma. Evrysdi ($16 million, +64%) Experienced strong growth globally, driven by switch and treatment naive patient starts in the United States, including patients less than 2 months old, and share gains in all major markets. Spinraza ($15 million, n/a) Increase primarily driven by patient growth in the United States, offset by a decline in rest of world sales. Royalty Pharma acquired the Spinraza royalty in the first quarter of 2023. Trodelvy ($11 million, +70%) Driven by growing adoption in pretreated HR+/HER2- metastatic breast cancer in the United States. Erleada ($9 million, +60%) Benefited from continued share gains and market growth in metastatic castration-sensitive prostate cancer, as well as increased penetration from new launches. Royalty Pharma also benefited from incremental royalties on Erleada acquired in June 2023. Nurtec ODT/Biohaven payment ($6 million, -70%) Impacted by prior year comparisons as Royalty Pharma no longer receives the $16 million Series A Preferred Shares quarterly redemption payment following Pfizer’s acquisition of Biohaven in the fourth quarter of 2022. Underlying Nurtec ODT royalties increased $1 million, or 29%, compared to the prior-year period, driven by strong growth in demand. Other products ($46 million, -38%) Decrease was largely driven by generic competition to Lexiscan ($3 million, compared with $19 million in the year ago period). Percentages shown represent year-over-year changes. *Includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio. Distributions to legacy non-controlling interests - royalty receipts, which reduce total royalty receipts to arrive at Adjusted Cash Receipts(1), were $100 million in the third quarter of 2023, a decrease of 6% compared to the same period of 2022. The decrease was largely due to reduced royalties from maturing products, where the percentage of royalties attributed to non-controlling interests is higher. As a percentage of total royalty receipts, Distributions to legacy non-controlling interests - royalty receipts decreased to 14% in the third quarter of 2023, compared to 15% in the prior year period. In addition to reduced royalties from maturing or expired products, the decrease as a percentage of total royalty receipts was also driven by the addition of Spinraza, which has no distributions to legacy non-controlling interests.

4 Adjusted Cash Receipts(1) (non-GAAP) were $637 million in the third quarter of 2023, an increase of 7% compared to the same period of 2022, reflecting higher royalty receipts from existing products, including the cystic fibrosis franchise and Trelegy, the addition of Spinraza and a decrease in distributions to legacy non-controlling interests. This increase was partially offset by lower royalties on Imbruvica and the end of redemption payments related to the Biohaven Series A Preferred Shares. Prior to the Biohaven-related redemption payment in the third quarter of 2022, Adjusted Cash Receipts(1) growth was 9% in the third quarter of 2023 compared to the prior-year period. Adjusted EBITDA(2) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA(2) was $582 million in the third quarter of 2023, an increase of 6% compared to Adjusted EBITDA(2) of $548 million in the third quarter of 2022, and was largely attributable to growth in Adjusted Cash Receipts(1). Payments for operating and professional costs of $55 million (representing 9% of Adjusted Cash Receipts(1)) in the third quarter of 2023 increased by 13% compared to the $49 million reported in the same period of 2022 (representing 8% of Adjusted Cash Receipts(1)). Prior to the Biohaven-related redemption payment in the third quarter of 2022, Adjusted EBITDA(2) growth was 9% in the third quarter of 2023 compared to the year-ago period. Adjusted Cash Flow(3) (non-GAAP) is comprised of Adjusted EBITDA(2) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest paid and miscellaneous other items. In the third quarter of 2023, Adjusted Cash Flow(3) was $474 million, an 8% increase compared to $441 million for the same period of 2022. The increase in Adjusted Cash Flow(3) was primarily due to growth in Adjusted EBITDA(2) and lower net interest paid, partially offset by higher development-stage funding payments - upfront and milestones of $50 million in the third quarter of 2023 compared with $25 million in the year ago period. Prior to the Biohaven-related redemption payment in the third quarter of 2022, Adjusted Cash Flow growth was 10% in the third quarter of 2023 compared to the prior-year period. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures’. Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. Trontinemab In October 2023, at the Clinical Trials on Alzheimer’s Disease medical conference, Roche presented interim results of a Phase 1b/2a study for trontinemab, a novel Brainshuttle Aβ antibody for the treatment of Alzheimer’s disease. This study demonstrated that trontinemab rapidly reduces amyloid plaque reduction in patients with Alzheimer’s disease. KarXT In September 2023, Karuna Therapeutics announced the submission of its New Drug Application (NDA) to the FDA for KarXT for the treatment of schizophrenia. Tysabri In September 2023, Sandoz announced that the European Commission granted marketing authorization for biosimilar Tyruko for relapsing forms of multiple sclerosis. This follows U.S. Food and Drug Administration approval of biosimilar Tyruko in August 2023. Aficamten In September 2023, Cytokinetics announced the start of ACACIA-HCM, a Phase 3 clinical trial of aficamten in patients with symptomatic non-obstructive hypertrophic cardiomyopathy. The initiation of ACACIA-HCM triggered a $50 million payment to Cytokinetics, which was paid in September 2023. Evrysdi In August 2023, Roche announced that the European Commission approved Evrysdi for babies under two months old with spinal muscular atrophy.

5 Cabometyx In August 2023, Exelixis and Ipsen announced that Cabometyx in combination with atezolizumab compared with a second novel hormonal therapy in patients with metastatic castration-resistant prostate cancer in the Phase 3 CONTACT-02 trial demonstrated a statistically significant improvement in progression-free survival (PFS) at the primary analysis. At a prespecified interim analysis for the primary endpoint of overall survival (OS) that occurred at the same time as the primary analysis of PFS, a trend toward improvement of OS was observed. The trial will continue to the next analysis of OS. Trodelvy In July 2023, Gilead announced the European Commission approved Trodelvy as a monotherapy for the treatment of adult patients with unresectable or metastatic hormone receptor (HR)-positive, HER2-negative breast cancer. Cystic fibrosis franchise In July 2023, Vertex announced the European Commission approved the label extension of Orkambi for the treatment of children with cystic fibrosis ages 1 to less than 2 years old. Summary of Recent Royalty Acquisition Activity Royalty Pharma has announced new transactions of up to $3.8 billion year-to-date, including $2.1 billion in upfront payments. The information contained in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com. Recent transactions include: • In October 2023, Royalty Pharma acquired additional royalties on Roche’s Evrysdi (press release), an approved product for the treatment of spinal muscular atrophy, from PTC Therapeutics, Inc. (PTC) for an upfront payment of $1.0 billion. Until December 31, 2025, PTC will have the option to sell the remainder of the Evrysdi royalty retained by PTC to Royalty Pharma for $500 million less royalties received in five equal tranches. If PTC exercises fewer than three of these options, Royalty Pharma has the option to purchase 50% of the remaining PTC royalty for $250 million less royalties received until March 31, 2026. • In September 2023, Royalty Pharma acquired a royalty interest in Skytrofa from Ascendis Pharma A/S (press release) for an upfront payment of $150 million. Skytrofa is approved for the treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone. • In August 2023, Royalty Pharma acquired a royalty interest in Adstiladrin from Ferring Pharmaceuticals (press release) for $300 million upfront and an additional $200 million payment contingent on the achievement of certain manufacturing goals. Adstiladrin is approved for the treatment of adult patients with high-risk, Bacillus Calmette- Guérin-unresponsive non-muscle invasive bladder cancer with carcinoma in situ with or without papillary tumors. Liquidity and Capital Resources • As of September 30, 2023, Royalty Pharma had cash and cash equivalents of $936 million and total debt with principal value of $6.3 billion. • In September 2023, Royalty Pharma repaid $1.0 billion of senior unsecured notes upon maturity. In October 2023, Royalty Pharma drew $350 million under its existing five-year unsecured revolving credit facility of up to $1.5 billion. • Royalty Pharma began repurchasing its Class A ordinary shares in April 2023. During the third quarter of 2023, Royalty Pharma repurchased approximately five million shares for $144 million. The weighted-average diluted Class A ordinary shares outstanding for the third quarter of 2023 was approximately 601 million as compared to

6 607 million for the third quarter of 2022. Through November 7, 2023, Royalty Pharma has repurchased approximately ten million shares for $305 million. 2023 Financial Outlook Royalty Pharma has provided its guidance for full-year 2023, excluding transactions announced after the date of this release, as follows: Provided November 8, 2023 Previous Adjusted Cash Receipts(1) (non-GAAP) $2,950 million to $3,000 million $2,900 million to $2,975 million Payments for operating and professional costs 8% to 8.5% of Adjusted Cash Receipts(1) 8% to 8.5% of Adjusted Cash Receipts(1) Interest paid $170 million $170 million Development-stage funding payments - upfront and milestone $50 million $50 million This Adjusted Cash Receipts(1) guidance represents underlying growth of 9%(4) to 11%(4) prior to the Zavzpret milestone payment in the first quarter of 2023 and the payments related to the Biohaven Preferred Shares received in 2022. Additionally, this guidance reflects an estimated foreign exchange impact of approximately -1%(10) for full-year 2023 Adjusted Cash Receipts(1) growth, assuming current foreign exchange rates prevail for the remainder of 2023. Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and is anticipated to be approximately $170 million in 2023. Interest paid is anticipated to be de minimis in the fourth quarter. Through the first nine months of 2023, Royalty Pharma also received interest of $63 million on its cash and cash equivalents, which partially offset interest paid. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2023 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its third quarter 2023 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and

7 non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco, Orkambi and Symdeko, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s Trelegy, Novartis’ Promacta, Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 11 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov.

8 Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP measures. These non-GAAP measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP measures as supplements to GAAP measures and by presenting the reconciliations of the non-GAAP measures to their most comparable GAAP measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non- GAAP measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure and is a key component of certain material covenants contained within the company’s amended and restated credit agreement that Royalty Pharma’s subsidiary entered to provide for a five-year unsecured revolving credit facility with borrowing capacity of up to $1.5 billion (“Credit Agreement”). The definition of Adjusted EBITDA used by Royalty Pharma is the same as the definition of Consolidated EBITDA in the Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the Credit Agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management believes Adjusted Cash Flow provides meaningful information about Royalty Pharma’s operating performance because one of its core business strategies is to generate consistent cash flows that can be redeployed into new royalty investments. Tracking Adjusted Cash Flow over time helps to identify underlying trends in the business and permits management and investors to better understand Royalty Pharma’s performance. Management uses Adjusted Cash Flow for decision-making purposes related to the funding of investments in royalty-generating assets, debt repayments, dividends and other discretionary investments. Management also uses Adjusted Cash Flow to compare its performance against non- GAAP measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes

9 that non-GAAP measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP measure, except for its non-GAAP outlook to the most directly comparable GAAP measure, in each case being net cash provided by operating activities at Table 4. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

10 Royalty Pharma plc Condensed Consolidated Statements of Operations (unaudited) Table 1 Three Months Ended September 30, ($ in millions) 2023 2022 Income and other revenues Income from financial royalty assets 509 552 Revenue from intangible royalty assets 0 1 Other royalty income 27 21 Total income and other revenues 536 573 Operating expenses Provision for changes in expected cash flows from financial royalty assets 277 305 Research and development funding expense 51 26 General and administrative expenses 57 51 Total operating expenses, net 385 381 Operating income 151 192 Other expense/(income) Equity in losses of equity method investees 5 3 Interest expense 46 47 Other income, net (22) (78) Total other expense/(income), net 29 (28) Consolidated net income before tax 122 220 Income tax expense — — Consolidated net income 122 220 Net income attributable to non-controlling interests 50 78 Net income attributable to Royalty Pharma plc 72 143 Amounts may not add due to rounding.

11 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of September 30, 2023 As of December 31, 2022 Cash and cash equivalents 936 1,711 Marketable securities — 24 Total current and non-current financial royalty assets, net 13,973 14,184 Total assets 15,856 16,813 Current portion of long-term debt — 998 Long-term debt, net of current portion 6,131 6,119 Total liabilities 6,270 7,288 Total shareholders’ equity 9,585 9,525

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended September 30,		Nine Months Ended September 30,	
($ in millions)	2023	2022	2023	2022
Cash flows from operating activities:				
Cash collections from financial royalty assets	708	663	2,454	1,844
Cash collections from intangible royalty assets	0	1	1	72
Other royalty cash collections	25	19	84	52
Distributions from equity method investees	0	6	19	33
Interest received	29	7	63	11
Development-stage funding payments - ongoing	(1)	(1)	(2)	(2)
Development-stage funding payments - upfront and milestone	(50)	(25)	(50)	(125)
Payments for operating and professional costs	(55)	(49)	(189)	(142)
Interest paid	(83)	(83)	(166)	(169)
Net cash provided by operating activities	**574**	**539**	**2,215**	**1,574**
Cash flows from investing activities:				
Distributions from equity method investees	4	—	39	—
Investments in equity method investees	(4)	(7)	(11)	(10)
Purchases of equity securities	—	—	—	(63)
Proceeds from equity securities	—	46	—	46
Purchases of available for sale debt securities	—	(315)	—	(394)
Proceeds from available for sale debt securities	—	16	—	47
Purchases of marketable securities	—	—	—	(235)
Proceeds from sales and maturities of marketable securities	—	151	24	677
Acquisitions of financial royalty assets	(451)	(1,316)	(1,113)	(1,491)
Acquisitions of other financial assets	—	—	—	(21)
Milestone payments	—	—	(12)	—
Net cash used in investing activities	**(451)**	**(1,425)**	**(1,073)**	**(1,444)**
Cash flows from financing activities:				
Distributions to legacy non-controlling interests - royalty receipts	(100)	(107)	(285)	(323)
Distributions to legacy non-controlling interests - other	—	(2)	—	(2)
Distributions to continuing non-controlling interests	(31)	(39)	(95)	(111)
Dividends to shareholders	(90)	(84)	(269)	(249)
Repurchases of Class A ordinary shares	(140)	—	(275)	—
Contributions from legacy non-controlling interests - R&D	0	0	0	1
Contributions from non-controlling interests - other	2	2	6	5
Repayment of long-term debt	(1,000)	—	(1,000)	—
Net cash used in financing activities	**(1,359)**	**(230)**	**(1,917)**	**(679)**
Net change in cash and cash equivalents	(1,237)	(1,116)	(774)	(549)
Cash and cash equivalents, beginning of period	2,173	2,108	1,711	1,541
Cash and cash equivalents, end of period	**936**	**992**	**936**	**992**

Amounts may not add due to rounding.

12

13 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 4 Three Months Ended September 30, ($ in millions) 2023 2022 Net cash provided by operating activities (GAAP) 574 539 Adjustments: Distributions from equity method investees(7) 4 — Proceeds from available for sale debt securities(6)(7) — 16 Interest paid, net(7) 54 75 Development-stage funding payments - ongoing(8) 1 1 Development-stage funding payments - upfront and milestone(8) 50 25 Payments for operating and professional costs 55 49 Distributions to legacy non-controlling interests - royalty receipts(7) (100) (107) Adjusted Cash Receipts(1) (non-GAAP) 637 597 Net cash provided by operating activities (GAAP) 574 539 Adjustments: Distributions from equity method investees(7) 4 — Proceeds from available for sale debt securities(6)(7) — 16 Interest paid, net(7) 54 75 Development-stage funding payments - ongoing(8) 1 1 Development-stage funding payments - upfront and milestone(8) 50 25 Distributions to legacy non-controlling interests - royalty receipts(7) (100) (107) Adjusted EBITDA(2) (non-GAAP) 582 548 Net cash provided by operating activities (GAAP) 574 539 Adjustments: Distributions from equity method investees(7) 4 — Proceeds from available for sale debt securities(6)(7) — 16 Contributions from legacy non-controlling interests - R&D(7) 0 0 Investments in equity method investees(7)(9) (4) (7) Distributions to legacy non-controlling interests - royalty receipts(7) (100) (107) Adjusted Cash Flow(3) (non-GAAP) 474 441 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 5

($ in millions)	Three Months Ended September 30, 2023	2022	Change
Net cash provided by operating activities (GAAP)	574	539	6%
Royalties:			
Cystic fibrosis franchise	238	208	14%
Tysabri	87	91	(5)%
Imbruvica	62	74	(16)%
Trelegy	58	43	36%
Promacta	54	50	8%
Xtandi	47	46	3%
Tremfya	27	21	27%
Cabometyx/Cometriq	17	15	18%
Evrysdi	16	10	64%
Prevymis	15	11	39%
Spinraza	15	—	n/a
Trodelvy	11	6	70%
Farxiga/Onglyza	10	12	(9)%
Erleada	9	6	60%
Orladeyo	8	6	24%
Nurtec ODT/Biohaven payment*	6	20	(70)%
Emgality	5	5	5%
Crysvita	5	5	(11)%
Other products[5]	46	75	(38)%
Total royalty receipts	**737**	**704**	5%
Distributions to legacy non-controlling interests - royalty receipts	(100)	(107)	(6)%
Adjusted Cash Receipts[1] (non-GAAP)	**637**	**597**	**7%**
Payments for operating and professional costs	(55)	(49)	13%
Adjusted EBITDA[2] (non-GAAP)	**582**	**548**	**6%**
Development-stage funding payments - ongoing	(1)	(1)	0%
Development-stage funding payments - upfront and milestone	(50)	(25)	100%
Interest paid, net	(54)	(75)	(28)%
Investments in equity method investees	(4)	(7)	(42)%
Contributions from legacy non-controlling interests - R&D	0	0	(63)%
Adjusted Cash Flow[3] (non-GAAP)	**474**	**441**	**8%**

Amounts may not add due to rounding.

*In 2022, amount includes a $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts are related to royalty receipts from Nurtec ODT.

14

15 Royalty Pharma plc Description of Approved Indications for Select Portfolio Therapies Table 6 Cystic fibrosis franchise Cystic fibrosis Tysabri Relapsing forms of multiple sclerosis Imbruvica Hematological malignancies and chronic graft versus host disease Xtandi Prostate cancer Promacta Chronic immune thrombocytopenia purpura and aplastic anemia Trelegy Chronic obstructive pulmonary disease and asthma Tremfya Plaque psoriasis and active psoriatic arthritis Cabometyx / Cometriq Kidney, liver and thyroid cancer Evrysdi Spinal muscular atrophy Spinraza Spinal muscular atrophy Trodelvy Breast and bladder cancer Erleada Prostate cancer Nurtec ODT Acute and preventative treatment of migraine

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes total royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, and (iv) Proceeds from available for sale debt securities; less Distributions to legacy non-controlling interests - royalty receipts, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See GAAP to Non-GAAP reconciliation at Table 4. (2) Adjusted EBITDA is an important non-GAAP used by our lenders to assess our ability to meet our financial covenants. Adjusted EBITDA is calculated as Adjusted Cash Receipts less Payments for operating and professional costs. See GAAP to Non-GAAP reconciliation at Table 4. (3) Adjusted Cash Flow is calculated as Adjusted Cash Receipts less (1) Payments for operating and professional costs, (2) Development-stage funding payments - ongoing, (3) Development-stage funding payments - upfront and milestone, (4) Interest paid, net of Interest received, (5) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) and plus (1) Contributions from legacy non-controlling interests - R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 4. (4) Underlying growth in 2023 Adjusted Cash Receipts is calculated based on Royalty Pharma’s 2023 guidance net of the $475 million Zavzpret milestone payment and Adjusted Cash Receipts of $2,789 million in 2022 net of the $458 million accelerated Biohaven payment from Pfizer’s acquisition of Biohaven and $52 million related to contributions from quarterly redemption payments of Series A Biohaven Preferred Shares in 2022. (5) Other products primarily include royalty receipts on the following products: Cimzia, Entyvio, IDHIFA, Lexiscan, Nesina, Soliqua and distributions from the Legacy SLP Interest. (6) Receipts from the quarterly redemption of the Series A Biohaven Preferred Shares in 2022 are presented as Proceeds from available for sale debt securities on the statements of cash flows. (7) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Interest paid, net Operating activities (Interest paid less Interest received) Distributions from equity method investees Investing activities Investments in equity method investees Investing activities Proceeds from available for sale debt securities Investing activities Distributions to legacy non-controlling interests - royalty receipts Financing activities Contributions from legacy non-controlling interest - R&D Financing activities (8) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for development-stage funding payments. (9) Royalty Pharma’s lenders consider all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (10) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates.